Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the

Quarter Ended March 31, 2014

— Quarterly Core Earnings of $0.60 per Diluted Common Share —

— Completes $1.8 Billion of Investments in the First Quarter of 2014 —

— Declares Dividend of $0.48 per Share for the Second Quarter of 2014 —

— Reaffirms 2014 Guidance Range —

GREENWICH, Conn., May 6, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the first fiscal quarter ended March 31, 2014.  The Company’s Core Earnings, a Non-GAAP financial measure, were $121.5 million, or $0.60 per diluted share, for the first quarter of 2014, compared to $58.1 million, or $0.43 per diluted share, for the first quarter of 2013. Excluding LNR’s first quarter contribution to Core Earnings of $49.3 million, Core Earnings for the remaining business segments were $72.3 million in the first quarter, representing an increase of 24% over the same quarter last year.

GAAP net income attributable to the Company for the first quarter of 2014 was $120.6 million, or $0.60 per diluted share, compared to $62.2 million, or $0.46 per diluted share, for the first quarter of 2013.

“We are pleased by the continued momentum of our lending business, which generated $1.7 billion of originations in the first quarter of 2014, and is on track for the year to exceed the record $3.0 billion of capital we deployed in our lending operations in 2013,” said Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust. “During the quarter, we capitalized on favorable conditions in the credit markets to successfully monetize a small portion of our large commercial mortgage-backed securities portfolio and redeploy the capital into higher-yielding investments. In April, we completed an accretive equity offering to fund our robust pipeline of high-quality transactions.  In addition, we marked the one-year anniversary of our acquisition of LNR, and continue to derive significant benefits from this transaction.”

Added Mr. Sternlicht: “As we have demonstrated over the past few years, our global relationships and ability to provide unique financing solutions throughout the capital stack should continue to secure Starwood Property Trust’s position as one of the premier finance companies in the country. With our balance sheet capacity and flexibility, and an ever-expanding pipeline, we are well-positioned to sustain our pursuit of opportunities that can provide exceptionally attractive risk-adjusted returns in a low interest rate world, which should translate into consistent yields for our shareholders.”

Highlights for the First Quarter 2014 by Business Segment

The Company operated in two reportable segments as of March 31, 2014: Real Estate Investment Lending and LNR.  The Single-Family Residential segment was spun off to the Company’s shareholders on January 31, 2014, as described in more detail below.

Real Estate Investment Lending Segment

The Lending Segment represents the Company’s commercial real estate finance business.

During the first quarter of 2014, the Lending Segment originated and/or acquired $1.7 billion of new investments, of which $700 million was funded.  Of the $1.7 billion of new investments, 98% is comprised of LIBOR based floating rate loans, as is approximately 94% of the Lending Segment’s pipeline.  The Company remains well positioned to benefit from a rising rate environment as it continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps.

As of March 31, 2014, 75% of the Lending Segment’s loan portfolio is indexed to LIBOR, 83% of which benefits from having a LIBOR floor at an average rate of 0.41%.  The Company’s fixed rate portfolio carries a weighted average coupon of 9.04%.

The carrying value of the Lending Segment’s total investment portfolio was $5.6 billion as of March 31, 2014, of which $5.1 billion represents the target portfolio, which is anticipated to generate an annualized leveraged return of 10.9% to 11.5%.  With LIBOR at 0.25%, the Company’s average LTV remained at 66.4%, reflecting a margin of safety in the loan portfolio.

The $1.7 billion of new investments during the first quarter of 2014 included the following significant transactions:

•                  Originated a $450.0 million first mortgage and mezzanine construction financing for the development of a 57-story tower containing luxury condominium residences and ground floor retail space in Manhattan.

•                  Originated and fully funded $197.2 million of first mortgage and mezzanine financing secured by an 89-asset bank branch portfolio in California.

•                  Originated a $179.5 million first mortgage and mezzanine loan to finance the acquisition of a premier data center in Philadelphia, Pennsylvania.

•                  Originated a $234.9 million first mortgage and mezzanine construction financing for the development of a mixed-use luxury residential condominium, office condominium and retail development in the Flushing area of Queens in New York.  Currently on site is a parking lot which is expected to generate cash flow during construction.

•                  Co-originated $407.5 million out of a total of $815.0 million of first mortgage and mezzanine financing which was used to refinance and recapitalize loans the Company had co-originated in October 2012 for the acquisition and redevelopment of a 10-story retail building in Times Square. Manhattan.  The facility was expanded to allow for the construction of a 400-room Marriott Edition hotel on the site.  The Company’s balance under the prior loans was $210.9 million.  In connection with the refinance, the Company maintained its equity kicker from the original deal.

•                  Originated a $113.5 million first mortgage and mezzanine loan to finance the acquisition of a 31-story Class A office tower located in Burbank, California.

The following is a summary of the Lending Segment’s investments as of March 31, 2014:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$2,852	$2,799	$1,543	$1,256	6.9%	10.1%	10.9%
Subordinated mortgages held for investment	537	501	21	480	10.6%	10.7%	12.0%
Mezzanine loans held for investment	1,337	1,326	44	1,282	11.7%	11.8%	12.1%
Preferred equity investments held to maturity	288	285	—	285	9.8%	9.8%	9.8%
CMBS (5)	185	197	58	139	9.5%	12.6%	12.6%
Target portfolio of Lending Segment	$5,199	$5,108	$1,666	$3,442	8.8%	10.9%	11.5%
RMBS available-for-sale at fair value	388	291	159	132	10.3%
Loans transferred as secured borrowings	143	143	143	—
Equity security	15	15	—	15
Investment in unconsolidated entities	46	46	—	46
Total investments	$5,791	$5,603	$1,968	$3,635

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for core investments as of March 31, 2014 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. Leveraged returns are based upon management’s assumptions, which the Company believes are reasonable.  Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at March 31, 2014 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except (i) the assumed financing on any investments that are less than fully leveraged as of March 31, 2014 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender and (ii) the full syndication of first mortgages is assumed.

(5)         Consists of available-for-sale and held-to-maturity CMBS with carrying values of $113 million and $84 million, respectively.

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of March 31, 2014:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	31.0%	31.4%	12.6%
Ending LTV	64.9%	69.5%	68.2%	66.4%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost including costs of acquisition of the property is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and first mortgages held for sale.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Segment

For the first quarter, the LNR Segment contributed GAAP and Core Earnings of $62.8 million and $49.3 million, or $0.31 and $0.24 per diluted share, respectively, each after (i) an income tax provision of $5.5 million and (ii) $10.2 million in shared cost allocations of management fees and corporate interest expense.

These first quarter 2014 results represent increases of 76% and 10% over GAAP and Core Earnings, respectively, from the fourth quarter of 2013.  The improved performance of this segment in the first quarter is principally due to an increase in fair value of CMBS investment securities on a GAAP basis of $37.0 million, of which $17.3 million was crystalized as realized gains on CMBS sales on a Core basis.  Unrealized gains of $19.7 million are not included in Core, but are reflected in GAAP earnings for the quarter.

At March 31, 2014, the carrying amount of the LNR Segment’s principal assets, consisting mainly of CMBS, servicing intangibles and conduit loans, was $1.1 billion and is summarized below:

LNR Investments as of March 31, 2014

(Amounts in millions)

Investment	Face Amount	Carry Value	Asset Specific Financing	Net Investment
CMBS	$3,858	$565	$—	$565
Special servicing intangibles	N/A	245	—	245
Conduit loans	181	187	109	78
Loans held-for-investment	14	10	—	10
Investment in unconsolidated entities	N/A	61	—	61
Total investments	$4,053	$1,068	$109	$959

Significant activity during the first quarter with respect to these assets includes:

•                  CMBS purchases of $44.7 million, including new issue B-piece purchases of $38.9 million.

•                  Realized and unrealized gains in the CMBS portfolio of $17.3 million and $19.7 million, respectively.

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $12.2 million, resulting from the expected amortization of this deteriorating asset, net of increases in fair value due to the attainment of new servicing contracts.

•                  As of March 31, 2014, LNR was named special servicer on $15.7 billion of loans and real estate owned (“REO”), which exceed the Company’s underwriting expectations at the time of the LNR acquisition.

•                  The conduit loan business, along with the impact of associated hedging, continued to outperform expectations, with net securitization profits of $15.8 million and $15.2 million on a GAAP and Core basis, respectively.

Single Family Residential (“SFR”) Segment

As previously announced, on January 31, 2014, the Company completed the spin-off of the SFR segment to its stockholders. The newly formed real estate investment trust, called Starwood Waypoint Residential Trust, is listed on the New York Stock Exchange and trades under the ticker symbol “SWAY.” The Company’s stockholders received one common share of SWAY for every five shares of the Company’s common stock held at the close of business on January 24, 2014.  In accordance with GAAP, the Company presented the SFR segment as a discontinued operation in its financial statements.

Financing Activities

As of March 31, 2014, the Company had an aggregate outstanding balance of approximately $3.7 billion under eleven financing facilities and two convertible senior notes. During the first quarter, the Company:

•                  Amended one of its repurchase facilities to (i) upsize available borrowings to $1.0 billion from $550 million; (ii) extend the maturity date for loan collateral to January 2019 and for CMBS collateral to January 2016, with four additional one-year extension options; and (iii) reduce pricing and debt-yield thresholds for purchased assets.

Subsequent to quarter end, in April 2014, the Company sold 25.3 million shares of common stock for gross proceeds of $564.7 million.

Book Value and Fair Value Per Share, Net of Minority Interest

Pro forma for the Company’s April 2014 equity issuance, the fair value of the Company’s net assets at March 31, 2014 was $17.05 per fully diluted share and the Company’s GAAP book value at March 31, 2014 was $16.57 per fully diluted share.

The fair value of the Company’s net assets at March 31, 2014 was approximately $16.39 per fully diluted share assuming debt is valued at its par settlement amount. On a fully diluted basis, the Company’s GAAP book value at March 31, 2014 was $15.85 per share. These amounts reflect share dilution during the quarter of 6.0 million shares resulting from (i) the Company’s convertible notes being in-the-money by $82 million, which resulted in additional shares of 3.2 million; and (ii) other shares issued during the quarter totaling 2.8 million.  Additional details are provided in the Company’s March 31, 2014 Form 10-Q.

Investment Related Activity Subsequent to March 31, 2014

Subsequent to quarter end, the Lending Segment originated the following:

•                  $69.6 million first mortgage and mezzanine loan to finance the acquisition of a four-story, Class A suburban office building located in Parsippany, New Jersey.

•                  $60.1 million first mortgage and mezzanine loan to finance the acquisition of a seven-property, flex office portfolio in Minneapolis, Minnesota.

The Lending Segment has approximately $800 million of loan originations that are in various stages of closing.

Investment Capacity

As of May 2, 2014, the Company had approximately $276.7 million of available cash and equivalents, approximately $122.5 million of net equity invested in RMBS that are classified as available-for-sale and $225.3 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $450 million to $725 million of new investments using these liquidity sources.

This investment capacity does not include potential additional sources of liquidity, such as:

•                  Sales of CMBS — The Company continues to evaluate the sale of certain securities from its $565 million portfolio that no longer meet its return requirements.

•                  Loan sales and participations — The Company has approximately $200 million in loan sales and participations in various stages of closing.

•                  Loan maturities and prepayments in the ordinary course.

Dividend

On May 6, 2014, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending June 30, 2014. The dividend is payable on July 15, 2014 to common shareholders of record as of June 30, 2014.

2014 Guidance

For 2014, the Company is reaffirming its Core Earnings guidance in the range of $2.00 to $2.20 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the LNR TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, May 6, 2014 at 10:00 a.m. Eastern Time to discuss first quarter financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-601-3878

International:  1-913-312-6690

Conference Call Playback:

Domestic:  1- 877-870-5176

International:  1- 858-384-5517

Passcode:  3007206

The playback can be accessed through May 20, 2014.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. Starwood Property Trust also operates a special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities (“RMBS”) and may invest in non-performing loans, commercial properties subject to net leases and certain residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the three months ended March 31, 2014

(Amounts in thousands)

	Real Estate Investment Lending	LNR	Single Family Residential	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$102,087	$2,823	$—	$104,910	$—	$104,910
Interest income from investment securities	18,289	23,008	—	41,297	(11,843)	29,454
Servicing fees	37	56,185	—	56,222	(22,011)	34,211
Other revenues	80	3,597	—	3,677	(273)	3,404
Total revenues	120,493	85,613	—	206,106	(34,127)	171,979
Costs and expenses:
Management fees	27,765	18	—	27,783	38	27,821
Interest expense	36,880	951	—	37,831	—	37,831
General and administrative	7,145	38,770	—	45,915	186	46,101
Acquisition and investment pursuit costs	212	182	—	394	—	394
Depreciation and amortization	—	4,636	—	4,636	—	4,636
Loan loss allowance	497	—	—	497	—	497
Other expense	(14)	1,703	—	1,689	—	1,689
Segment allocations	(12,036)	10,154	1,882	—	—	—
Total costs and expenses	60,449	56,414	1,882	118,745	224	118,969
Income before other income, income taxes and non-controlling interests	60,044	29,199	(1,882)	87,361	(34,351)	53,010
Other income:
Income of consolidated VIEs, net	—	—	—	—	56,004	56,004
Change in fair value of servicing rights	—	(12,175)	—	(12,175)	6,924	(5,251)
Change in fair value of investment securities, net	(156)	36,952	—	36,796	(28,435)	8,361
Change in fair value of mortgage loans held-for-sale, net	—	20,893	—	20,893	—	20,893
Earnings from unconsolidated entities	1,540	(1,383)	—	157	(93)	64
Gain on sale of investments, net	1,555	—	—	1,555	—	1,555
Loss on derivative financial instruments, net	(2,788)	(5,078)	—	(7,866)	—	(7,866)
Foreign currency gain (loss), net	1,561	(84)	—	1,477	—	1,477
Other-than-temporary-impairment, net	(213)	—	—	(213)	—	(213)
Other income, net	18	—	—	18	—	18
Total other income	1,517	39,125	—	40,642	34,400	75,042
Income from continuing operations before income taxes	61,561	68,324	(1,882)	128,003	49	128,052
Income tax provision	(83)	(5,537)	—	(5,620)	—	(5,620)
Income from continuing operations	61,478	62,787	(1,882)	122,383	49	122,432
Loss from discontinued operations, net of tax	—	—	(1,551)	(1,551)	—	(1,551)
Net income	61,478	62,787	(3,433)	120,832	49	120,881
Net income attributable to non-controlling interests	(231)	—	—	(231)	(49)	(280)
Net income attributable to Starwood Property Trust, Inc.	$61,247	$62,787	$(3,433)	$120,601	$—	$120,601

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended March 31, 2014

(Amounts in thousands except per share data)

	Real Estate Investment Lending	LNR	Single Family Residential	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$61,247	$62,787	$(3,433)	$120,601
Add / (Deduct):
Non-cash equity compensation expense	7,207	—	—	7,207
Management incentive fee	4,475	2,702	—	7,177
Change in Control Plan	—	1,279	—	1,279
Depreciation and amortization	—	282	1,540	1,822
Loan loss allowance	497	—	—	497
Interest income adjustment for securities	(402)	5,459	—	5,057
(Gains) / losses on:
Loans held-for-sale	—	(2,604)	—	(2,604)
Securities	(363)	(22,537)	—	(22,900)
Derivatives	2,443	1,963	—	4,406
Foreign currency	(945)	—	—	(945)
Earnings from unconsolidated entities	—	(71)	—	(71)
Core Earnings (Loss)	$74,159	$49,260	$(1,893)	$121,526
Core Earnings (Loss) per Weighted Average Diluted Share	$0.37	$0.24	$(0.01)	$0.60

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com